Exhibit 99.1

August 17, 2012

Mr. Richard Riegel

Thor Industries, Inc.

230 Park Avenue

Suite 1541

New York NY 10169

Dear Dicky:

This letter confirms our understanding that you have decided to end your employment with Thor Industries, Inc. (“Thor”) on September 30, 2012 to pursue other business interests, but are agreeable to consult with Thor for a period of one year thereafter to ensure an orderly transition of your duties and functions. This letter shall serve to memorialize our understanding regarding your separation from Thor.

In return for providing consulting services to Thor, as Thor may designate from time to time during the period beginning October 1, 2012 and ending September 30, 2013, Thor agrees to compensate you for your services in the aggregate amount of $300,000. Thor will pay you in biweekly or monthly installments for such services. During the one-year consulting period, you will be permitted to use your current office at 230 Park Avenue provided that the space is still available to Thor. In addition, the following terms shall apply:

1.	Thor shall reimburse you for unreimbursed reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by you prior to September 30, 2012 in the performance of your duties and responsibilities during your employment with Thor, subject to Thor’s policies and procedures for expense verification and documentation.

2.	All of your stock options that have not vested as of September 30, 2012 will expire immediately on such date. With respect to all of your vested stock options as of September 30, 2012, you will continue to be subject to the terms and conditions of the stock option agreement(s) governing such securities.

3.	You will have the right to elect to continue health and dental insurance coverage under COBRA for a period of up to 18 months (to the extent available under Thor’s health plans) commencing October 1, 2012, provided, that you must timely elect COBRA coverage, timely pay the monthly premium for such COBRA coverage and remain eligible under COBRA for such benefits.

4.	You agree that you will not at any time, except with the specific written consent of Thor, either directly or indirectly use, divulge, disclose or communicate to any person in any manner whatsoever, any confidential information or trade secrets of any kind, nature or description concerning any matters affecting or relating to the business of Thor and/or its affiliates (the “Proprietary Information”). You agree that all Proprietary Information shall be and remain the sole property of Thor and/or its affiliates.

5.	In consideration of the consulting arrangement provided hereunder, you agree for the period from October 1, 2012 and ending March 31, 2015 not to (i) directly or indirectly, solicit or recruit any individual employed by Thor or its affiliates for the purpose of being employed directly or indirectly by you or by any competitor of Thor on whose behalf you are acting as an agent, representative or employee, or convey any confidential information or trade secrets regarding other employees of Thor or its affiliates to any other person; or (ii) directly or indirectly, influence or attempt to influence customers of Thor or any of its affiliates to direct their business to any competitor of Thor; or (iii) compete with Thor in the recreational vehicle business or the bus business.

We wish you success in your new ventures and thank you for your service to Thor.

Sincerely,

Peter B. Orthwein

PBO/pat